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                      FEDERAL DEPOSIT INSURANCE CORPORATION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                  May 19, 2000
                                  ------------
                        (Date of earliest event reported)


                          First Northern Bank of Dixon
                          ----------------------------
             (Exact name of registrant as specified in its charter)


                                   California
                                   ----------
                 (State or other jurisdiction of incorporation)



                        (IRS Employer Identification No.)


                 195 North First Street, Dixon, California 95620
                 -----------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (707) 678-4422
                                 --------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

                                     Page 1


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Item 2.  Acquisition or Disposition of Assets.
         -------------------------------------

     On January 7, 2000, First Northern Bank of Dixon ("Bank"), a California state-chartered bank, announced its intention to reorganize into a bank holding company form. First Northern Community Bancorp, a California corporation ("Bancorp") was incorporated on February 8, 2000.

     On March 21, 2000, the Bank, Bancorp and FNCB Merger Corp., a wholly-owned subsidiary of Bancorp ("Merger Co."), entered into an Agreement and Plan of Reorganization and related Agreement of Merger, whereby Merger Co. would be merged with and into the Bank, with the Bank being the surviving corporation, the Bank would become a wholly-owned subsidiary of Bancorp, and shareholders of the Bank would receive one share of Bancorp common stock in exchange for each share of Bank common stock (the "Reorganization"). On April 25, 2000, the California Department of Corporations issued a permit with respect to the issuance of Bancorp common stock in the Reorganization, in connection with a fairness hearing held on April 25, 2000 pursuant to Section 25142 of the California Corporate Securities Law of 1968.

     At the Bank's Annual Meeting of Shareholders held on April 27, 2000, the Reorganization was approved by the affirmative vote of a majority of the outstanding shares of the Bank's common stock.

     On May 19, 2000, the Agreement of Merger was filed with the Secretary of State of the State of California, and consummation of the Reorganization occurred effective as of the close of business on May 19, 2000. As a result of the consummation of the Reorganization, the Bank has become a wholly-owned subsidiary of Bancorp, and the one-for-one share exchange referred to above has been completed.

     Attached as Exhibit 99.1, and incorporated herein by this reference, is a copy of a press release dated May 22, 2000 with respect to the consummation of the Reorganization.

Item 7.  Financial Statements and Exhibits.
         ----------------------------------

         (a)     Financial statements of businesses acquired:
                           None.

         (b)     Pro forma financial information:

                           None.

         (c)     Exhibits:

                 99.1     Press Release dated May 22, 2000.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      FIRST NORTHERN BANK OF DIXON



                                      By:      /s/ Owen J. Onsum
                                          --------------------------------------
                                                   Owen J. Onsum
                                           President and Chief Executive Officer


Date:  May 23, 2000.


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                                  EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

99.1              Press Release dated May 22, 2000.





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                                                                    Exhibit 99.1


                [LETTERHEAD OF FIRST NORTHERN COMMUNITY BANCORP]





Contact:  Owen J. Onsum                                           May 19, 2000
Chief Executive Officer/President
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

      First Northern Bank Announces Completion of Holding Company Formation
      ---------------------------------------------------------------------

First Northern Bank, headquartered in Dixon, California, has announced the completion of its corporate reorganization whereby the Bank became the wholly-owned subsidiary of First Northern Community Bancorp effective
May 19, 2000.

The shareholders of the Bank are now the shareholders of the Bancorp in a stock exchange on a one-for-one basis. An actual exchange of Bank share certificates will not be required because the existing Bank share certificates are deemed to represent shares of the Bancorp. However, new Bancorp share certificates will be issued when future transactions occur.

"Completing the reorganization into a bank holding company structure is beneficial to us and our shareholders," said Owen J. Onsum, who is President and Chief Executive Officer of both the Bank and the Bancorp. "Our prospects for enhancing our relationships with our customers remain bright and we look forward to a successful future with this new corporate structure."

First Northern Bank's stock ticker symbol "FDIX" has been delisted from the OTC Bulletin Board and replaced by First Northern Community Bancorp's stock ticker symbol "FNRN."

In addition, the Board of Directors of the Bancorp has approved a new stock repurchase program for its outstanding Common Stock. Based on market conditions, share repurchases will be made from time to time in the open market or in privately negotiated transactions. The repurchase program, which will remain in effect until April 30, 2002, allows purchases in an aggregate amount of up to 10% of the Bancorp's equity over a rolling 12-month period. The new Bancorp program essentially replaces the Bank's stock repurchase plan that was terminated on May 19, 2000 as a result of the reorganization.

As before, the stock repurchase program will provide management with an effective mechanism for capital management. Commenting on the stock repurchase program, Onsum said, "In additon to our record first quarter earnings, the Bancorp's new stock repurchase program demonstrates our continued commitment to providing fundamental value for our shareholders. We continue to believe that our common stock represents an attractive value at current prices."

First Northern Bank, established in 1910, is a community based bank with branch offices strategically located in the communities of Dixon, Davis, Fairfield, Vacaville, West Sacramento, Winters and Woodland. The Bank has Real Estate offices in Davis and El Dorado Hills, and an SBA Loan Department in Sacramento. First Northern offers a wide range of SBA, real estate, commercial, agriculture and consumer loans, as well as a full array of alternative investment products. Information on First Northern Community Bancorp's stock can be obtained on the OTC Bulletin Board under the ticker symbol FNRN. Primary market makers for First Northern Bank are PaineWebber, Inc., Hoefer & Arnett, Inc., Sutro & Co. and Pacific Crest Securities. The Bank can be found on the World Wide Web at www.thatsmybank.com.